EX 99.01

GOLDLAND HOLDINGS CO. (GHDC) PROVIDES OUTCOME OF ITS SPECIAL MEETING OF ITS STOCKHOLDERS

Hallandale, Florida- September 25, 2015- Goldland Holdings Co. provides the outcome of its special meeting of stockholders held today, September 25, 2015, pursuant to Section Thirteenth of the Amended and Restated Certificate of Incorporation of Goldland Holdings Co., a Delaware corporation (the “Company”).

A Notice of Special Meeting was sent on or about September 11, 2015, to the Company’s stockholders of record as of August 24, 2015 (the “record date”).

Actions by an overwhelming majority of stockholders’ voted to approve the following proposals:

1

Amended and restated the bylaws of the Company due to inconsistencies between the Company’s current bylaws and the Company’s current certificate of incorporation.

2

Elected three persons as the only directors to the Company’s board of directors for the following year.  The following persons elected were Paul Parliament, Martin Wolfe, and Douglas Brooks.

3

Amended and restated the Company’s bylaws, to adjust the number of  board seats from 7 to that of 3.

4

Amended and restated the Company’s certificate of incorporation, in order to reflect the requirements of a publicly-traded company.  There was no change in the capital structure of the Company.

As of the record date, 202,883,835 shares of the Company’s common stock were outstanding.  Each share of the common stock outstanding entitled the holder to one vote on all matters brought before the common stockholders.

In addition, as of the record date, 5,000,000 shares of the Series ‘A’ preferred stock of the Company were issued and outstanding.  Pursuant to the Company’s Certificate of Designation establishing the Series ‘A’ preferred stock, a holder of shares of the Series ‘A’ preferred stock is entitled to the number of votes of the holders of common stock equal to the number of shares of the Series ‘A’ preferred stock held by such holder multiplied by 100 on all matters submitted to a vote of our stockholders.

The calling stockholders of the meeting held 57,024,833 shares of the Company’s common stock and 3,000,000 shares of the Company’s Series “A” preferred stock.

Therefore, the calling stockholders had the power to vote 357,024,833 shares of the Company’s common stock, which number exceeded the majority of the 202,883,835 issued and outstanding shares of the common stock of the Company on the record date.  The calling stockholders voted in favor of the above described proposals, and had the power to pass the proposed corporate actions without the concurrence of any of our other stockholders.

Mr. Parliament, one of the calling stockholders, acted as Chairman of the meeting.  Mr. Richard Kaiser acted as Secretary of the meeting.

For further information about this release contact Rich Kaiser, Secretary, at 757-306-6090 and/or yes@yesinternational.com

Safe Harbor:

GoldLand Holdings Co. cautions that the statements made in this press release and other forward looking statements made on behalf of the Company may be affected by such other factors including, but not limited to, vagaries of trade, market competition and other risks detailed herein and from time to time in the U.S. Securities and Exchange Commission filings of the Company.

Contact:  Rich Kaiser 7573066099

4514030005933435  08/16 532  $395